EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2011

ELK GROVE VILLAGE, Ill., July 13, 2011 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2011. Revenues increased 23.9% to $151.7 million in fiscal year 2011 from $122.5 million in the prior year. Net income decreased to $1.98 million in fiscal year 2011 compared to $2.24 million in fiscal 2010. Diluted earnings per share for the fiscal year ended April 30, 2011 were $0.51 compared to $0.58 in fiscal 2010.

For the fourth quarter of fiscal year 2011, revenues increased to $38.5 million compared to $35.0 million for the same quarter in the prior year. Diluted earnings per share for the fiscal year 2011 fourth quarter were $0.07 per share compared to $0.44 per share for the same period of fiscal 2010.

Commenting on SigmaTron's results, Gary R. Fairhead, President and Chief Executive Officer, said, "While I am pleased to report a profit for the fourth quarter of fiscal 2011, I must also report that the current income trend for the Company is not what we would like to see. While our revenue for the fourth quarter versus the third quarter was modestly up, fully diluted earnings were flat. As I have mentioned in prior press releases, we have seen pricing pressures from both customers and vendors that have continued to squeeze our margins. Our fourth quarter results are continuing evidence of those pressures that we expect to see for at least the balance of this calendar year.

"The results for fiscal 2011 compare favorably to fiscal 2010 after elimination of the gain recorded in 2010 for an insurance settlement. However, our sequential performance dipped from the first six months of this year to the second half of fiscal 2011 with fully diluted earnings at $0.37 and $0.14, respectively, due to the margin pressures described above.

"During the year we achieved several objectives that are worth repeating. We successfully relocated our California operation from Hayward to Union City. The relocation was done efficiently and without any disruption in support of our customers. The new plant layout has increased our productivity and has assisted in attracting interest from many new customers including some in the aviation, defense, and medical markets. These markets continue to be target markets for the Company going forward.

"We have gained new customers at all locations and in most cases, we have started production for them. Most production launches were later than expected, but all show great promise and we currently believe that they will help us in terms of increasing revenue and profits in fiscal 2012. We are continuing to work on methods to reduce our inventory levels and we expect to start seeing positive results from that in the second quarter of fiscal 2012.

"While the recent income trend is disappointing, I do believe that SigmaTron has continued to make progress at all of its operations and remains well positioned when the economy ultimately recovers. Once again, I want to thank our customers, supply chain, banks, our employees and our Board of Directors for their support and efforts during fiscal 2011."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; the expenses and savings from the relocation of our Hayward, California facility to Union City, California; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30, 2011	Three Months Ended April 30, 2010	Twelve Months Ended April 30, 2011	Twelve Months Ended April 30, 2010

Net sales	$38,536,536	$34,982,520	$151,728,084	$122,476,340

Cost of products sold	35,048,550	30,148,223	135,940,878	108,719,103

Gross profit	3,487,986	4,834,297	15,787,206	13,757,237

Selling and administrative expenses	2,726,430	3,378,059	11,460,908	10,826,880

Operating income	761,556	1,456,238	4,326,298	2,930,357

Other expense (income)	276,802	(1,062,491)	1,144,750	(434,972)

Income from operations before income tax	484,754	2,518,729	3,181,548	3,365,329

Income tax expense	205,577	804,477	1,203,514	1,120,786

Net income	$279,177	$1,714,252	$1,978,034	$2,244,543

Net income per common share - basic	$0.08	$0.45	$0.52	$0.59

Net income per common share - assuming dilution	$0.07	$0.44	$0.51	$0.58

Weighted average number of common equivalent shares outstanding - assuming dilution	3,916,903	3,883,645	3,890,949	3,863,505

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2011	April 30, 2010

Assets:

Current assets	$75,832,722	$69,332,932

Machinery and equipment-net	26,189,150	25,176,664

Customer relationships	199,675	363,671
Miscellaneous	645,864	822,341

Total assets	$102,867,411	$95,695,608

Liabilities and shareholders' equity:

Current liabilities	$24,255,850	$27,165,130

Long-term obligations	28,867,984	20,867,271

Stockholders' equity	49,743,577	47,663,207

Total liabilities and stockholders' equity	$102,867,411	$95,695,608
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095